Exhibit 99.2

FOR IMMEDIATE RELEASE

RailAmerica, Inc. Reports Third Quarter 2012 Results

Third Quarter Highlights
•	Revenue increased 11% versus third quarter 2011.
•	Operating income down 31%; (up 25% excluding 45G benefit, asset sales, impairments and strategic alternatives expense1).
•	Net income of $0.12 per share.
•	Adjusted net income per share1 of $0.40.

JACKSONVILLE, FL, November 5, 2012 – On October 1, 2012, RailAmerica, Inc. (RailAmerica) was acquired by Genesee & Wyoming Inc. (GWI) (NYSE:GWR) and deregistered its common stock and delisted from the New York Stock Exchange.  Immediately following the closing of the acquisition, control of RailAmerica was placed into a voting trust with R. Lawrence McCaffrey appointed as trustee.  The trust will remain in effect until the U.S. Surface Transportation Board (STB) issues its decision on GWI’s application to control RailAmerica and its railroads, which decision could be as early as the fourth quarter of 2012 or as late as the first quarter of 2013.

For the pendency of the trust, GWI will account for its ownership of RailAmerica under the equity method of accounting.  RailAmerica financial results for the third quarter of 2012 are for periods prior to GWI’s ownership of RailAmerica and will not be included in GWI’s financial results for such periods. This press release and a presentation containing supplemental information for the third quarter and year to date results will be posted on RailAmerica’s website www.railamerica.com.

RailAmerica today reported financial results for the quarter ended September 30, 2012.  Third quarter 2012 revenue increased 11% to $155.4 million from $139.7 million in the third quarter of 2011.  Freight revenue increased 8% to $113.0 million with carloads up 4% and average revenue per car up 4%.  Non-freight revenue increased 21% to $42.4 million.

The Company reported third quarter 2012 net income of $5.9 million, or $0.12 per diluted share.  This compares to net income of $9.1 million, or $0.17 per diluted share in the third quarter of 2011.  Noteworthy items impacting the third quarters of 2012 and 2011 include:

•
Acquisition / Transaction costs:  In the third quarter of 2012 the Company incurred $17.0 million of transaction related expenses.  $16.6 million was due to the Company’s previously announced exploration of strategic alternatives, which resulted in the sale of RailAmerica to Genesee & Wyoming Inc.  The remainder of the expenses were due to acquisition and industrial development related activity.

•
Restricted stock amortization:  Third quarter 2012 restricted stock amortization (included in labor and benefits) included $2.4 million related to retirement eligibility vesting for certain participants.  The vesting was associated with grants made during the third quarter of 2012 under terms of the agreement to sell the Company.  Otherwise these expenses would have been incurred in the first quarter of 2013.

1 See schedule at end of press release for a reconciliation of non-GAAP financial measure.

•
Amortization of swap termination costs:  Non-cash charges of $1.3 million and $2.7 million were recorded in interest expense during the third quarters of 2012 and 2011, respectively, due to the June 2009 termination of an interest rate swap agreement.

•
45G tax credits:  A $3.9 million income statement benefit was recorded in the third quarter of 2011, but no benefit was recognized in the third quarter of 2012 since the credit is currently not in effect for 2012.

•	Asset impairment: Third quarter of 2011 includes a $1.9 million non-cash impairment charge resulting from an evaluation of our locomotive fleet.
•	Credit facility replacement: Third quarter of 2011 includes a $0.7 million non-cash charge related to the replacement of our asset backed loan facility with a new revolving credit facility.

Summary of Noteworthy Items Impacting Third Quarter 2011 and 2012
	For the Three Months Ended September 30,
($ in thousands except EPS)	2011		2012
	Pre Tax	EPS	Pre Tax	EPS

Strategic alternatives	$0	$0.00	$(16,587)	$(0.26)
Acquisition / Transaction costs	(203)	(0.00)	(393)	(0.00)
Restricted stock amortization increase	-	-	(2,366)	(0.03)
Amortization of swap termination costs	(2,747)	(0.03)	(1,283)	(0.02)
45G credits	3,879	0.05	-	-
Impairment of assets	(1,949)	(0.02)	-	-
Loss on extinguishment of credit agreement	(719)	(0.01)	-	-
Gain / (loss) on sale of assets	(8)	(0.00)	1,337	0.02

Note: Effective tax rate of 39% for 2011 and 37% for all 2012 items other than strategic alternatives, which are tax effected at 21%.

The Company reported operating income of $21.7 million in the third quarter of 2012 compared to $31.5 million in the third quarter of 2011.  In addition to the items mentioned above impacting operating income, third quarter 2012 expenses were up primarily due to the inclusion of operating expenses from acquisitions (Marquette Railroad, Wellsboro & Corning Railroad and TransRail North America (TNA)).  Also, incentive compensation increased $4.5 million.  Operating income excluding the impact of 45G credits, asset sales, impairments and strategic alternatives expense is shown below.

	For the Three Months Ended
	September 30,
	2011	2012
($ in thousands)

Operating revenue	$139,665	$155,418
Operating expense	108,177	133,670
Operating income, reported	31,488	21,748

Less: Benefit from 45G credits	(3,879)	-
Operating income excluding 45G Benefit 1	27,609	21,748

Net (gain) loss on sale of assets	8	(1,337)
Impairment of assets	1,949	-
Strategic alternatives expense	-	16,587
Operating income excluding 45G Benefit, Asset Sales, Impairments and Strategic Alternatives expense 1	29,566	36,998

1 See schedule at the end of press release for a reconciliation of non-GAAP financial measure

A more detailed discussion of financial results for the third quarter of 2012 compared to the third quarter of 2011 follows.

Operating Revenue

Operating revenue increased by $15.8 million, or 11%, to $155.4 million in the three months ended September 30, 2012 from $139.7 million in the three months ended September 30, 2011. The net increase in operating revenue was due to higher non-freight revenue, rate increases, change in commodity mix, and increased carloads.

Total carloads during the three months ended September 30, 2012 increased 4% to 214,357 from 206,975 in the three months ended September 30, 2011. The increase in the average revenue per carload to $527 in the three months ended September 30, 2012, from $506 in the comparable period in 2011 was primarily due to rate increases, commodity mix, and fuel surcharge.

Freight revenue was $113.0 million in the three months ended September 30, 2012 compared to $104.7 million in the three months ended September 30, 2011, an increase of $8.3 million or 8%. This increase was primarily due to the net effect of the following:

•
Industrial products (includes chemicals, pulp, paper & allied products, metallic ores and metals, waste and scrap materials, other, petroleum, and motor vehicles) revenue increased $5.9 million, or 11%, primarily due to motor vehicle carload growth of 84%, which was driven by increased production at multiple automobile manufacturing plants we serve in Indiana, Michigan, California and Washington, chemicals and other which were driven by rates and commodity mix. The increase in the motor vehicles category was partially offset by an 11% decrease in metallic ores and metals carloads and an 8% decrease in pulp, paper and allied products traffic;

•
Agricultural Products (includes agricultural products and food or kindred products) revenue increased $0.5 million, or 2%, primarily due to agricultural products carload increases of 4% as a result of increased shipments in export traffic destined for Asia.  This increase in agricultural products was partially offset by a 9% decrease in carloads for food and kindred products driven by soft demand for dried grain products;

•
Construction Products (includes non-metallic minerals and products and forest products) revenue increased $2.0 million, or 11%, primarily due to increased forest products carloads of 12% which was driven by an increase in lumber traffic in the Northeast and Northwest; and

•
Coal revenue decreased $0.1 million, or 1%, although coal volumes increased by 6%.  The volume increase was primarily due to several lower rated Class I detour trains routed over one of our lines due to maintenance on the Class I mainline.

Operating Expenses

Operating expenses increased to $133.7 million in the three months ended September 30, 2012 from $108.2 million in the three months ended September 30, 2011. The operating ratio was 86.0% in 2012 compared to 77.5% in 2011. The increase in the operating ratio was primarily due to professional service fees related to the sale of the Company and the absence of track maintenance credits in the third quarter of 2012.

The net increase in operating expenses was due to the following:

•
Labor and benefits expense increased $6.2 million, or 15%, primarily due to higher profit sharing ($4.5 million), restricted stock amortization ($1.9 million) and increased wages as a result of acquisitions ($1.2 million), partially offset by lower health insurance costs ($0.7 million);

•
Equipment rents expense increased $0.3 million, or 3%, primarily due to higher railcar lease expense ($0.5 million) and acquisitions ($0.5 million), partially offset by lower locomotive lease expense ($0.3 million) and car hire ($0.3 million);

•
Purchased services expense increased $18.0 million, or 164%, primarily due to professional services in connection with our sale of the Company ($16.6 million), increased transport services related to the acquisition of TNA ($1.0 million) and write off of project costs ($0.3 million);

•	Diesel fuel expense approximated prior year expense;

•
Casualties and insurance expense decreased $0.4 million, or 9%, primarily due to a decrease in derailment costs ($1.1 million), partially offset by increased reserves related to crossing accidents ($0.5 million);

•	Materials expense increased $1.4 million, or 17%, primarily due to an increase in car repair material purchases resulting from increased car repair activities;

•	Joint facilities expense decreased $0.3 million, or 13% due to a reduction in maintenance charges;

•
Other expenses increased $0.5 million, or less than 5%, primarily due to an increase in railroad lease expense ($0.4 million) and other fees associated with the sale of the Company ($0.2 million),  partially offset by lower taxes ($0.2 million);

•	The execution of the track maintenance agreement in 2011 resulted in a shipper paying for $4.0 million of maintenance expenditures, partially offset by $0.1 million of related consulting fees;

•	Asset sales resulted in a net gain of $1.3 million in the three months ended September 30, 2012, related to the sale of land;

•
Impairment of assets was $1.9 million in the three months ended September 30, 2011, related to a tentative sale agreement for various locomotives and further evaluation of the market value of the remaining units identified for potential fleet reductions; and

•
Depreciation and amortization expense decreased $0.7 million, or 6%, including $1.7 million in lower depreciation expense resulting from a road and track asset life study completed during the first quarter of 2012, offset by increased depreciation and amortization associated with acquisitions.

Other Income (Expense) Items

Interest Expense.  Interest expense, including amortization of deferred financing costs, decreased $9.0 million to $8.8 million for the three months ended September 30, 2012, from $17.8 million in the three months ended September 30, 2011. This decrease is primarily due to the redemption of $74.0 million of our 9.25% senior notes each in January and June 2012 and $444 million in March 2012 which were replaced with lower cost debt. Interest expense includes $1.9 million and $4.0 million of amortization costs for the three months ended September 30, 2012 and 2011, respectively.

Swap termination cost amortization decreased to $1.3 million during the three months ended September 30, 2012 from $2.7 million during the three months ended September 30, 2011.

Other (Loss) Income.  Other loss decreased $0.7 million during the three months ended September 30, 2012 as a result of the write-off of deferred loan costs of $0.6 million during the three months ended September 30, 2011. These costs were partially offset by management fee income that is recorded in connection with transactions where employees receive restricted stock awards from related parties.  As part of the restricted stock transactions, the Company recorded an offsetting expense in labor and benefits.

Income Taxes.  The effective tax rate for the three months ended September 30, 2012 and 2011 from continuing operations was a provision of 57.8% and 32.7%, respectively.  The effective tax rate is affected by recurring items such as tax rates in foreign jurisdictions and the relative amount of income earned in jurisdictions.  It is also affected by discrete items that may occur in any given quarter, but are not consistent from quarter to quarter.  The effective tax rate for the three months ended September 30, 2012 was adversely impacted by non-deductible professional fees related to the sale of the Company ($2.9 million), partially offset by the reduction of tax reserves due to the lapse of the statute of limitations ($0.5 million).  The effective tax rate for the three months ended September 30, 2011 was favorably impacted by the reduction of tax reserves due to the lapse of the statute of limitations ($0.3 million).

The Company will post a presentation containing supplemental information for the third quarter and year to date results on RailAmerica’s website (www.railamerica.com).

RailAmerica, Inc. owns and operates short-line and regional freight railroads in North America, operating a portfolio of 45 individual railroads with approximately 7,500 miles of track in 28 U.S. states and three Canadian provinces.

Cautionary Note Regarding Forward-Looking Statements
Certain items in this press release and other information we provide from time to time may constitute forward-looking statements including, but not necessarily limited to, statements relating to future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “appears,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. RailAmerica, Inc. can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from RailAmerica, Inc.’s expectations include, but are not limited to, prolonged capital markets disruption and volatility, general economic conditions and business conditions, our relationships with Class I railroads and other connecting carriers, our ability to obtain railcars and locomotives from other providers on which we are currently dependent, legislative and regulatory developments including rulings by the Surface Transportation Board or the Railroad Retirement Board, strikes or work stoppages by our employees, our transportation of hazardous materials by rail, rising fuel costs, goodwill assessment risks, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we operate and other risks related to our business detailed in RailAmerica’s previous filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  In addition, new risks and uncertainties emerge from time to time, and it is not possible for RailAmerica, Inc. to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. RailAmerica, Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
	(In thousands, except per share data)

Operating revenue	$139,665	$155,418	$403,817	$454,956
Operating expenses:
Labor and benefits	41,379	47,536	124,855	136,316
Equipment rents	9,046	9,320	26,601	27,655
Purchased services	10,996	28,984	31,429	55,504
Diesel fuel	13,142	13,170	41,887	39,805
Casualties and insurance	4,006	3,627	11,095	11,812
Materials	7,879	9,238	18,892	25,393
Joint facilities	2,459	2,132	7,214	7,478
Other expenses	9,271	9,736	29,876	31,425
Track maintenance expense reimbursement	(3,879)	-	(13,162)	-
Net loss (gain) on sale of assets	8	(1,337)	151	(1,495)
Impairment of assets	1,949	-	5,169	-
Depreciation and amortization	11,921	11,264	35,421	33,264
Total operating expenses	108,177	133,670	319,428	367,157
Operating income	31,488	21,748	84,389	87,799
Interest expense (including amortization costs of $3,973, $1,948, $13,215 and $6,727, respectively)	(17,792)	(8,764)	(54,526)	(32,442)
Other (loss) income	(231)	426	804	(86,992)
Income (loss) before income taxes	13,465	13,410	30,667	(31,635)
Provision for (benefit from) income taxes	4,407	7,752	8,824	(8,271)
Net income (loss)	9,058	5,658	21,843	(23,364)
Less: Net loss attributable to noncontrolling interest	-	(287)	-	(489)
Net income (loss) attributable to the Company	$9,058	$5,945	$21,843	$(22,875)

Basic earnings per common share:
Net income (loss) attributable to the Company	$0.17	$0.12	$0.41	$(0.45)

Diluted earnings per common share:
Net income (loss) attributable to the Company	$0.17	$0.12	$0.41	$(0.45)

Weighted Average common shares outstanding:
Basic	52,083	50,395	53,006	50,440
Diluted	52,083	50,603	53,006	50,440

RAILAMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,
	2011	2012
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$90,999	$85,807
Restricted cash		300
Accounts and notes receivable, net of allowance of $7,291 and $8,874 respectively	96,813	106,225
Current deferred tax assets	9,886	8,347
Other current assets	17,967	26,112
Total current assets	215,665	226,791
Property, plant and equipment, net	1,021,545	1,069,543
Intangible assets	134,851	172,981
Goodwill	211,841	235,042
Other assets	13,478	11,855
Total assets	$1,597,380	$1,716,212

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$71,991	$82,435
Accounts payable	78,844	92,483
Accrued expenses	28,616	52,966
Total current liabilities	179,451	227,884
Long-term debt, less current maturities	1,827	584,118
Senior secured notes	501,876	-
Deferred income taxes	213,421	203,717
Other liabilities	20,680	21,432
Total liabilities	917,255	1,037,151
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 400,000,000 shares authorized; 50,605,440 shares issued and outstanding at December 31, 2011; and 50,394,421 shares issued and outstanding at September 30, 2012	506	504
Additional paid in capital and other	591,341	599,174
Retained earnings	84,272	61,282
Accumulated other comprehensive income	4,006	10,915
Total stockholders’ equity	680,125	671,875
Noncontrolling interest	-	7,186
Total equity	680,125	679,061
Total liabilities and equity	$1,597,380	$1,716,212

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2011	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$21,843	$(23,364)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, including amortization of debt issuance costs classified in interest expense	39,012	35,752
Amortization of swap termination costs	9,625	4,237
Net (gain) loss on sale or disposal of properties	151	(1,495)
Impairment of assets	5,169	-
Loss on extinguishment of debt	-	88,107
Deferred financing costs expensed	719	-
Equity compensation costs	7,381	11,946
Deferred income taxes and other	4,453	(10,257)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(33,167)	(5,594)
Other current assets	(7,209)	(7,919)
Accounts payable	17,048	(1,368)
Accrued expenses	7,967	23,833
Other assets and liabilities	(1,253)	(125)
Net cash provided by operating activities	71,739	113,753

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(93,518)	(72,147)
NECR government grant reimbursements	31,329	7,129
Proceeds from sale of assets	7,598	6,511
Acquisitions, net of cash acquired	(12,716)	(53,107)
Change in restricted cash	-	(300)
Other	(65)	16
Net cash used in investing activities	(67,372)	(111,898)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(263)	(3,051)
Proceeds from issuance of long-term debt	-	582,075
Repurchase of senior secured notes	-	(649,720)
Repayment of revolving credit facility	-	(60,000)
Proceeds from revolving credit facility	-	135,000
Repurchase of common stock	(57,664)	(520)
Financing costs paid	(2,891)	(11,196)
Net cash used in financing activities	(60,818)	(7,412)

Effect of exchange rates on cash	(743)	365

Net decrease in cash	(57,194)	(5,192)
Cash, beginning of period	152,968	90,999
Cash, end of period	$95,774	$85,807

RAILAMERICA, INC. AND SUBSIDIARIES SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2011		2012
Operating revenue	$139,665	100.0%	$155,418	100.0%
Operating expenses:
Labor and benefits	41,379	29.7%	47,536	30.6%
Equipment rents	9,046	6.5%	9,320	6.0%
Purchased services	10,996	7.9%	28,984	18.7%
Diesel fuel	13,142	9.4%	13,170	8.5%
Casualties and insurance	4,006	2.9%	3,627	2.3%
Materials	7,879	5.6%	9,238	5.9%
Joint facilities	2,459	1.8%	2,132	1.4%
Other expenses	9,271	6.6%	9,736	6.3%
Track maintenance expense reimbursement	(3,879)	(2.8%)	-	0.0%
Net loss (gain) on sale of assets	8	0.0%	(1,337)	(0.9%)
Impairment of assets	1,949	1.4%	-	0.0%
Depreciation and amortization	11,921	8.5%	11,264	7.2%
Total operating expenses	108,177	77.5%	133,670	86.0%
Operating income	$31,488	22.5%	$21,748	14.0%

	Nine Months Ended September 30,
	2011		2012
Operating revenue	$403,817	100.0%	$454,956	100.0%
Operating expenses:
Labor and benefits	124,855	30.9%	136,316	30.0%
Equipment rents	26,601	6.6%	27,655	6.1%
Purchased services	31,429	7.8%	55,504	12.2%
Diesel fuel	41,887	10.4%	39,805	8.7%
Casualties and insurance	11,095	2.7%	11,812	2.6%
Materials	18,892	4.7%	25,393	5.6%
Joint facilities	7,214	1.8%	7,478	1.6%
Other expenses	29,876	7.4%	31,425	6.9%
Track maintenance expense reimbursement	(13,162)	(3.3%)	-	0.0%
Net loss (gain) on sale of assets	151	0.0%	(1,495)	(0.3%)
Impairment of assets	5,169	1.3%	-	0.0%
Depreciation and amortization	35,421	8.8%	33,264	7.3%
Total operating expenses	319,428	79.1%	367,157	80.7%
Operating income	$84,389	20.9%	$87,799	19.3%

RAILAMERICA, INC. AND SUBSIDIARIES
Railroad Freight Revenue, Carloads and Average Freight Revenue
Per Carload
Comparison by Commodity Group (Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2011			September 30, 2012
			Average Freight			Average Freight
	Freight		Revenue per	Freight		Revenue per
	Revenue	Carloads	Carload	Revenue	Carloads	Carload
	(Dollars in thousands, except average freight revenue per carload)
Chemicals	$16,220	24,037	$675	$18,149	24,858	$730
Agricultural Products	15,911	29,044	548	16,419	30,179	544
Metallic Ores and Metals	10,744	17,828	603	10,819	15,778	686
Non-Metallic Minerals and Products	10,144	21,508	472	10,734	21,718	494
Pulp, Paper and Allied Products	11,043	18,639	592	10,143	17,207	589
Forest Products	7,937	12,647	628	9,356	14,112	663
Coal	8,738	35,335	247	8,646	37,495	231
Food or Kindred Products	7,479	14,032	533	7,520	12,826	586
Waste and Scrap Materials	6,435	14,965	430	6,728	14,130	476
Petroleum	3,746	8,274	453	5,267	10,059	524
Other	4,547	7,906	575	5,872	10,916	538
Motor Vehicles	1,715	2,760	621	3,395	5,079	668
Total	$104,659	206,975	$506	$113,048	214,357	$527

	Nine Months Ended			Nine Months Ended
	September 30, 2011			September 30, 2012
			Average Freight			Average Freight
	Freight		Revenue per	Freight		Revenue per
	Revenue	Carloads	Carload	Revenue	Carloads	Carload
	(Dollars in thousands, except average freight revenue per carload)
Chemicals	$48,708	73,435	$663	$52,335	72,914	$718
Agricultural Products	48,888	93,900	521	52,033	99,076	525
Metallic Ores and Metals	32,276	52,815	611	34,214	51,447	665
Non-Metallic Minerals and Products	29,633	64,132	462	31,541	63,907	494
Pulp, Paper and Allied Products	31,256	52,800	592	29,028	50,920	570
Forest Products	22,695	36,735	618	28,155	42,658	660
Coal	25,127	110,762	227	24,276	108,813	223
Food or Kindred Products	22,148	41,921	528	22,692	40,494	560
Waste and Scrap Materials	18,105	43,575	415	19,506	42,682	457
Petroleum	13,698	27,936	490	16,249	30,833	527
Other	10,530	21,980	479	13,947	29,988	465
Motor Vehicles	4,797	8,121	591	10,446	16,132	648
Total	$307,861	628,112	$490	$334,422	649,864	$515

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

Adjusted net income (loss) is a supplemental measure of profitability that is not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  We use non-GAAP financial measures as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.  However, Adjusted net income (loss) has limitations as an analytical tool.  It is not a measurement of our profitability under GAAP and should not be considered as an alternative to Net income (loss) as a measure of profitability.

Adjusted net income (loss) assists us in measuring our performance and profitability of our operations without the impact of transaction costs related to debt and credit facility extinguishment, exploration of strategic alternatives, acquisitions, industrial development, impairment of assets and swap termination. The following table sets forth the reconciliation of Adjusted net income (loss).

	2011
(In thousands, except per share data)	Q1		Q2		Q3		Q3 YTD
	After Tax	Per Share	After Tax	Per Share	After Tax	Per Share	After Tax	Per Share

Net income	$4,085	$0.07	$8,700	$0.17	$9,058	$0.17	$21,843	$0.41

Add:
Amortization of swap termination costs	2,243	0.04	1,953	0.04	1,675	0.03	5,871	0.11
Impairment of assets	-	-	1,964	0.04	1,189	0.02	3,153	0.06
Loss on extinguishment of credit facility	-	-	-	-	439	0.01	439	0.01
Acquisition expense	44	0.00	148	0.00	124	0.00	316	0.01

Adjusted net income	$6,372	$0.12	$12,765	$0.24	$12,485	$0.24	$31,622	$0.60

Weighted Average common shares outstanding (diluted)	54,651		52,282		52,083		53,006

	2012
(In thousands, except per share data)	Q1		Q2		Q3		Q3 YTD
	After Tax	Per Share	After Tax	Per Share	After Tax	Per Share	After Tax	Per Share

Net income (loss)	$(40,219)	$(0.80)	$11,399	$0.23	$5,945	$0.12	$(22,875)	$(0.45)

Add:
Amortization of swap termination costs	1,002	0.02	859	0.02	808	0.02	2,669	0.05
Loss on extinguishment of debt	51,938	1.03	3,570	0.07	-	-	55,507	1.10
Acquisition / industrial development / strategic alternatives expense	239	0.00	1,376	0.03	13,351	0.26	14,967	0.30

Adjusted net income	$12,961	$0.26	$17,203	$0.34	$20,105	$0.40	$50,268	$0.99

Weighted Average common shares outstanding (diluted)	50,518		50,578		50,603		50,440

Note: Numbers may not add due to rounding

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

Operating Income Excluding 45G Benefit, Operating Ratio Excluding 45G Benefit, Operating Income Excluding 45G Benefit, Asset Sales, Impairments & Strategic Alternatives Expense and Operating Ratio Excluding 45G Benefit, Asset Sales, Impairments & Strategic Alternatives Expense are supplemental measures of profitability that are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  We use non-GAAP financial measures as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.  However, Operating Income Excluding 45G Benefit, Operating Ratio Excluding 45G Benefit, Operating Income Excluding 45G Benefit, Asset Sales, Impairments, & Strategic Alternatives Expense and Operating Ratio Excluding 45G Benefit, Asset Sales, Impairments & Strategic Alternatives Expense have limitations as analytical tools.  They are not measurements of our profitability under GAAP and should not be considered as alternatives to Operating Income or Operating Ratio as measures of profitability.

Operating Income Excluding 45G Benefit and Operating Ratio Excluding 45G Benefit assist us in measuring our performance and profitability of our operations without the impact of monetizing the 45G tax benefit.  Operating Income Excluding 45G Benefit, Asset Sales, Impairments & Strategic Alternatives Expense and Operating Ratio Excluding 45G Benefit, Asset Sales, Impairments & Strategic Alternatives Expense assist us in measuring our performance and profitability of our operations without the impact of monetizing the 45G tax benefit, Asset Sales, Impairments & Strategic Alternatives Expense.  The following table sets forth the reconciliation of Operating Income Excluding 45G Benefit from our Operating Income, Operating Ratio Excluding 45G Benefit from our Operating Ratio, Operating Income Excluding 45G Benefit, Asset Sales, Impairments & Strategic Alternatives Expense from our Operating Income and Operating Ratio Excluding 45G Benefit, Asset Sales, Impairments & Strategic Alternatives Expense from our Operating Ratio.

	2011
($ in thousands)	Q1		Q2		Q3

Operating revenue	$124,937		$139,215		$139,665
Operating expense	100,734		110,517		108,177
Operating Income, reported	24,203		28,698		31,488

Operating ratio Reported		80.6%		79.4%		77.5%

Less: Benefit from 45G credits	(4,150)	3.3%	(5,133)	3.7%	(3,879)	2.8%
Operating income excluding 45G Benefit	20,053		23,565		27,609

Operating ratio excluding 45G Benefit		83.9%		83.1%		80.3%

Net (gain) loss on sale of assets	207	-0.2%	(64)	0.0%	8	0.0%
Strategic Alternatives Expense	-	0.0%	-	0.0%	-	0.0%
Impairment of assets	-	0.0%	3,220	-2.3%	1,949	-1.4%
Operating income excluding 45G Benefit, Asset Sales, Impairments & Strategic Alternatives Expense	20,260		26,721		29,566

Operating ratio, excluding 45G Benefit, Asset Sales, Impairments & Stratgic Alternatives Expense		83.8%		80.8%		78.9%

	2012
($ in thousands)	Q1		Q2		Q3

Operating revenue	$143,442		$156,096		$155,418
Operating expense	111,566		121,921		133,670
Operating Income, reported	31,876		34,175		21,748

Operating ratio Reported		77.8%		78.1%		86.0%

Less: Benefit from 45G credits	-	0.0%	-	0.0%	-	0.0%
Operating income excluding 45G Benefit	31,876		34,175		21,748

Operating ratio excluding 45G Benefit		77.8%		78.1%		86.0%
Strategic Alternatives Expense	-	0.0%	1,740	-1.1%	16,587	-10.7%
Net (gain) loss on sale of assets	(163)	0.1%	5	0.0%	(1,337)	0.9%

Operating income excluding 45G Benefit, Asset Sales, Impairments & Strategic Alternatives Expense	31,713		35,920		36,998

Operating ratio, excluding 45G Benefit, Asset Sales, Impairments & Stratgic Alternatives Expense		77.9%		77.0%		76.2%

Note: Numbers may not add due to rounding